Exhibit 99.1

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

Carolina Bank Holdings, Inc.

Robert T. Braswell, President and CEO

Telephone: 336-286-8761

Email: b.braswell@carolinabank.com

Carolina Bank Holdings, Inc. Announces Record Third Quarter EPS of $0.35, up 75.0%; Total Assets Surpass $400 Million

GREENSBORO, NC — October 18, 2006 — Carolina Bank Holdings, Inc. (NASDAQ: CLBH) today reported record third quarter earnings. Net income was $974,000, an increase of 77.7 percent over the $548,000 reported for the third quarter of 2005. Diluted earnings per share were $0.35 compared with $0.20 for the prior-year period, an increase of 75.0 percent. Per share results were restated to reflect the impact of the six-for-five stock split in the fourth quarter of 2005. Performance reflects strong growth in earning assets, a steady margin, disciplined expense control and continued improvement in asset quality.

For the first nine months of 2006, net income was $2.26 million compared with $1.48 million for the comparable 2005 period, an increase of 52.2 percent. Diluted earnings per share were $0.80, up 50.9 percent over the $0.53 reported for the first nine months of 2005.

Robert T. Braswell, President and CEO of Carolina Bank Holdings, commented, “Carolina Bank continues to produce record results. We are at the forefront of technology whenever convenience and speed are important, but we also believe in the bonds formed through the person-to-person interactions of relationship banking. This combination drives asset growth and contributes to improving profitability, even as we open new banking offices. Our Burlington office is performing well, and our full-service High Point office should be open for business before year-end. And yet we are still available to pick up deposits in person through our daily courier service. That choice is up to the customer, and Carolina Bank’s financial services are shaped by the needs of our customers.”

Total revenue, consisting of net interest income and non-interest income, was $3.8 million for the third quarter of 2006, up $954,000 or 33.4 percent from the $2.9 million reported for the year-ago quarter. Net interest income increased $573,000 or 22.2 percent to $3.1 million, reflecting a 20.0 percent increase in average earning assets and a six basis point improvement in the net interest margin to 3.38 percent. Year-to-date, average earnings assets rose 18.4 percent and the net interest margin increased by 12 basis points, resulting in net interest income growth of 22.9 percent.

Non-interest income for the third quarter was $660,000, an increase of $381,000, or 136.6 percent. Excluding a 2006 gain of $183,000 on the sale of repossessed assets and a dividend distribution of $117,000 relating to an investment in a limited partnership investment company, as well as a 2005 write-down on repossessed assets in the amount of $50,000, operating fee income for the 2006 quarter was $360,000, up $31,000 or 9.4 percent compared to the prior-year period. Operating fee income for nine-month period year-to-date was $1.1 million, an increase of 20.8 percent from the 2005 period.

Non-interest expense increased 16.0 percent year over year to $2.0 million for the third quarter of 2006; it declined 3.2 percent from the second quarter as the company achieved greater efficiencies. As a percent of average assets, operating expenses (annualized) declined throughout 2006, from 2.27 percent in the fourth quarter of 2005 to 2.00 percent in the current quarter. The efficiency ratio, normalized to exclude this quarter’s gains totaling $300,000 and the year-ago quarter’s $50,000 write-down, was 56.0 percent for the current quarter compared with 58.4 percent for the year-ago quarter, and 59.3 percent for the linked quarter.

Asset growth remains strong. At September 30, 2006, Carolina Bank had total assets of $401.2 million, an increase of $70.0 million or 21.1 percent over the past twelve months. Loans held for investment (HFI) increased $49.3 million, or 20.6 percent, since September 30, 2005, reaching $288.6 million this quarter. Commercial real estate-related loans (CRE, construction, and multi-family) together totaled $168.3 million or 58.3 percent of Carolina Bank’s HFI portfolio at September 30, 2006; they increased 5.6 percent since year-end 2005 (7.5 percent annualized). Loan growth moderated slightly from the preceding quarter to 2.9 percent (11.7 percent annualized); however, much of this slowdown relates to seasonal factors in the bank’s portfolio.

The Company’s efforts to grow lower-cost deposits have been reasonably successful. Deposits increased $72.0 million, or 26.0 percent, over the past year, reaching $348.9 million at September 30, 2006. Since year-end 2005, transaction accounts (DDA, NOW, MMDA) and savings increased by $28.4 million, or 17.4 percent (23.2 percent annualized), and now account for $190.9 million or 54.7 percent of total deposits. This compares with $162.6 million or 53.1 percent of deposits at year-end 2005, and $178.0 million or 53.4 percent of total deposits at June 30, 2006.

Mr. Braswell added, “We have made impressive progress over the past year returning our bank’s asset quality to levels more in line with our historical experience. The management time we invested has led to process enhancements and stronger controls that should have a continuing, positive impact on our future credit performance.” Non-performing assets total $2.9 million or 0.71 percent of assets at September 30, 2006, compared with $3.6 million (0.92 percent of assets) at June 30, 2006, and $5.9 million (1.77 percent of assets) at September 30, 2005. The Company continues to strengthen its collateral position with one large borrower under a forbearance agreement. For the third quarter of 2006, the bank had recoveries of $21,000, or (0.03) percent annualized of average loans compared with net charge-offs for the previous quarter of $513,000 or 0.74 percent of average loans, and $497,000 or 0.83 percent of average loans for the prior-year third quarter. The allowance for loan losses was 1.25 percent of total loans at September 30, 2006.

Shareholders’ equity totaled $25.1 million at September 30, 2006, up $2.7 million from twelve months ago. Shares outstanding at September 30, 2006 were 2,722,388.

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc., began banking operations on November 25, 1996.The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in three counties: Guilford, Alamance and Randolph. The Bank has five full-service banking locations — three in Greensboro, one in Asheboro, and one in Burlington, North Carolina. The Company’s stock is listed on the Nasdaq Capital Market, under the symbol CLBH. Further information is available on the Company’s web site: www.carolinabank.com .

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Carolina Bank Holdings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.